Exhibit 107

Form S-8
(Form Type)

Capital Southwest Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.25	Other	120,000	$20.04	$2,404,800	0.0000927	$222.92
Total Offering Amounts					$2,404,800		$222.92
Total Fee Offsets					—		—
Net Fee Due							$222.92

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), the Registration Statement of Form S-8 (this “Registration Statement”) also covers additional common stock as may be offered or issued as a result of adjustment by reason of share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Capital Southwest Corporation’s (the “Registrant”) common stock.

(2)
Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $20.35 (high) and $19.72 (low) sale price of the Registrant’s common stock as reported on The Nasdaq Global Select Market on August 2, 2022, which is within five business days prior to filing this Registration Statement.